November 26, 2007
Banc of America Investment Services, Inc.
40 West 57th Street, 31st Floor
New York, NY 10019
Attention: Michael R. Smith
     Re: Richard H. Friedman Rule 10b5-1 Plan (Bioscrip Incorporated)
Ladies and Gentlemen:
     This agreement is intended to create a plan for the periodic sale of common stock of Bioscrip Incorporated (the “Company”) pursuant to Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If this letter is signed by more than one person or entity other than Banc of America Investment Services, Inc. (“BAI” or “you”), “you”, “I”, “me” or “my” as used herein shall mean each signatory.
1. Commencing on March 8, 2008, you are to use your reasonable efforts to sell on my behalf as a “limit, not held” order the number of shares of Company stock specified in Schedule I attached hereto on a quarterly basis (the “Share Amount”), provided the sale price per share is at least the amount, if any, specified in Schedule I. The maximum aggregate number of shares to be sold under this agreement shall be 500,000 shares (the “Maximum Share Amount”). When the conditions for sale set forth in this agreement have been met, you are not required to execute sales immediately and may use your discretion to work the sale of shares on each trading day as a “not held” order, using your brokerage judgment as to the timing, price and amount of sales, subject to the limits set forth in this agreement. If in your judgment market conditions will not permit the sale of the Share Amount in any quarter on any trading day, or if that amount would exceed any of the limits set forth in this agreement, you shall sell such lesser amount, if any, you deem practicable. Any portion of the Share Amount not sold will be carried forward until the first subsequent quarter on which you determine that all or part of the unsold portion can be sold under the then prevailing market conditions and subject to those limits, until all of the unsold portion has been sold.
     The Share Amount, the Quarterly Maximum Amount, the Maximum Share Amount and the minimum prices set forth in Schedule I shall be adjusted proportionally to reflect any stock split, stock dividend or other reorganization, reclassification or recapitalization of the capital stock of the Company. Any price limits stated in this agreement shall be applied before giving effect to any commissions, transaction fees or other charges or any taxes or other amounts withheld.
2. This agreement shall terminate on the earliest of: (a) March 31, 2009; (b) the date you receive notice of my death; (c) the sale of the Maximum Share Amount under this agreement; (d) as soon as practicable after you receive written notice from me (but in no

Banc of America Investment Services, Inc.
November 26, 2007
event later than the end of the next business day following receipt of such notification) of the public announcement of (i) a tender or exchange offer for shares of Company common stock by the Company or any other person, or (ii) a merger, acquisition, recapitalization or comparable transaction as a result of which Company common stock is to be exchanged or converted into shares of another company; (e) as soon as practicable after you receive written notice from me (but in no event later than the end of the next business day following receipt of such notification) of the commencement of any proceeding in respect of or triggered by my bankruptcy or insolvency; (f) one (1) business day after you receive written notice of termination from me (which notice shall not include any material nonpublic information about the Company or its securities); or (g) the date upon which I receive written notice of termination from you. All notices required pursuant to this paragraph 2 shall be made and delivered in accordance with paragraph 14.
3. I agree to deliver or cause to be delivered to you, not later than five days before the date that shares may first be sold under this agreement, a number of shares of Company common stock equal to the Maximum Share Amount, together with all transfer documents and other authorizations required for you to effect the sale of such shares on my behalf. The             shares to be sold under this agreement are set forth in Schedule I and are owned by me directly, free and clear of any lien, mortgage, security interest, pledge, charge, encumbrance or any other limitation on disposition, other than the restrictions imposed under Rules 144 or 145 under the Securities Act of 1933, as amended (the “Securities Act”). None of the shares to be sold pursuant to this agreement are currently subject to outstanding options held by me. You have no obligation to sell any shares that have not been delivered to you.
     Sales made under this agreement from shares that I own directly (listed in Schedule I) shall be made in ascending order of minimum per share price, as listed in Schedule I.
4.       (a) I represent and promise that Schedule I correctly identifies the status of the shares delivered to you pursuant to paragraph 3 as one of the following: (i) “restricted securities” as defined in Rule 144 under the Securities Act, identifying the date I received such securities; (ii) not “restricted securities”; (iii) shares subject to Rule 701 under the Securities Act; or (iv) shares subject to Rule 145 under the Securities Act.
          (b) With respect to any shares identified as “restricted securities” on Schedule I, the one-year holding period prescribed by Rule 144 will have been met prior to delivery. I further agree that all of the shares delivered to you [or issued upon exercise of options] pursuant to paragraph 3 will be freely saleable and that the certificates for the shares will not bear any legend or statement restricting their transferability to a buyer, provided that any shares identified by me as being “restricted securities” or subject to Rule 145 are sold in compliance with Rules 144 or 145 (as applicable), as prescribed by this agreement. With respect to any shares that I identify to you as being “restricted securities” or subject to Rule 145 on Schedule I, you agree to sell the shares in a manner that meets the requirements of Rules 144 or 145 (as applicable) other than the holding period requirement.

Banc of America Investment Services, Inc.
November 26, 2007
          (c) With respect to any shares (or shares issuable upon the exercise of options) that I identify to you as being subject to Rule 701 on Schedule I, you agree to sell the shares in a manner that meets the requirements of paragraph (g) of Rule 701.
          (d) If I represent on the signature page of this agreement that I am an “affiliate” of the Company, you agree to sell all of the other shares in a manner that meets the applicable requirements of Rule 144.
          (e) If I represent on the signature page of this agreement that I am not an “affiliate” of the Company and I have indicated on Schedule I that the shares to be sold pursuant to the terms of this agreement are not “restricted securities,” then you may sell such shares without regard to the requirements of Rule 144. In addition, if I represent that I am not an “affiliate,” I agree to notify you immediately in writing if, at any time during the term of this agreement, I become an “affiliate” of the Company.
          (f) Based on the information provided to you pursuant to the terms of this agreement, you agree that you will not sell any shares of Company common stock under this agreement that must be sold pursuant to Rules 144 or 145 if such sale would exceed the volume limitations of Rule 144, assuming that sales made by you pursuant to this agreement (together with sales identified on Exhibit A) are the only sales subject to such volume limitations.
5. Notwithstanding paragraph 1, you will not be required to sell any shares of Company common stock pursuant to this agreement if:
          (a) the Company has notified you in writing that sales of Company common stock would not be permitted for a specified period of time in connection with a public offering of securities by the Company;
          (b) the Company or I have notified you in writing that sales of Company common stock would not be permitted in connection with a legal prohibition applicable to (i) the Company, or (ii) me or my affiliates;
          (c) trading of the Company’s common stock is suspended for any reason; or
          (d) you determine, in your sole discretion, that sales of shares of Company common stock would not be permitted in connection with a legal prohibition applicable to (i) the Company, (ii) me or my affiliates, or (iii) you or your affiliates.
You shall resume sales of shares of Company common stock in accordance with the terms of the agreement as promptly as practicable after (i) (in the case of clauses (a) or (b)) you receive notice in writing from the Company that you may resume such sales, or (ii) (in the case of clauses (c) or (d)) you determine, in your sole discretion, that you may resume such sales. All notices required pursuant to this paragraph 5 shall be made and delivered in accordance with paragraph 14.

Banc of America Investment Services, Inc.
November 26, 2007
6. Subject to the limits in this agreement, you shall have full discretion with respect to the execution of all sales, and you will not be subject to any control or influence by me with respect thereto. In acting under this agreement, you will be acting in the capacity of an independent contractor or my broker and not as my trustee or fiduciary. During the term of this agreement, I agree not to disclose any material nonpublic information about the Company or its securities to any of BAI’s officers and employees who are involved with my account and with making the sales under this agreement.
7.       (a) For any shares of Company common stock to be sold under Rules 144 or 145, I have delivered to you presigned Form 144 and seller representation letter forms (as applicable), and I authorize you and appoint you as my attorney-in-fact to complete the forms on my behalf, or to complete and sign on my behalf blank forms, and submit them to the SEC and the principal stock exchange for the Company’s common stock, if applicable, as well as the Company, its transfer agent and their agents and representatives (including counsel), as the case may be. I acknowledge and agree that you may use the information provided by me in, or pursuant to, this agreement to complete any Form 144 and seller representation letter forms (as applicable). The “remarks” section of Form 144 shall indicate that the shares covered by such Form 144 are being sold pursuant to this agreement and that the representation regarding my knowledge of material nonpublic information speaks as of the date of this agreement.
          (b) I agree that in anticipation of or in connection with sales of any shares that are to be sold under Rules 144 or 145, I will not directly or indirectly solicit or arrange for the solicitation of orders to buy the shares. I also agree that I will not make or cause to be made any sale of Company securities outside of this agreement if such sale, because of the volume limits of Rule 144, would preclude a sale that otherwise would be made pursuant to this agreement. In addition, I acknowledge and understand that if I make any sales of Company common stock outside of this agreement which has the effect of reducing the number of shares of Company common stock that may be sold under this agreement because of the volume limitations of Rule 144(e), the affirmative defense otherwise provided by Rule 10b5-1(c) may be unavailable.
8. For any shares of Company common stock to be sold under Rules 144 or 145, I agree to deliver to you on or before the fifth (5th) business day prior to the first trading day under this agreement, in the form attached hereto as Exhibit A, full and complete information concerning all sales (whether by me or any other person) of Company securities since the date three months prior to the date thereof that must be aggregated with my sales for the purposes of the volume limitation of Rule 144, and I agree that until the termination of this agreement I will give you immediate written notice of all such sales that occur on or after the date thereof (other than sales made by you pursuant to this agreement).
9. Attached hereto as Exhibit B is a letter executed by the Company confirming that, to the extent sales made under this agreement must be made pursuant to Rules 144 or 145, all you will need to submit to the Company in connection with sales of shares of Company common stock under this agreement is customary confirmation that the sales were made in compliance with the volume limitation, manner of sale and Form 144 filing

Banc of America Investment Services, Inc.
November 26, 2007
requirements of Rule 144 (as applicable), and that upon receipt of such confirmation from you, the Company will immediately instruct its transfer agent to process the transfer of the shares and issue a new certificate to the purchaser, without any restrictive legend concerning resale.
10. For all sales under this agreement you will be entitled to your ordinary and customary brokerage commissions, transaction fees and similar charges, unless we have otherwise agreed in writing. The net proceeds of the sales will be credited to my account with you, and, unless specifically provided to the contrary herein, all sales under this agreement will be subject to the terms and conditions of my customer agreement with you.
11. If I indicate on the signature page that I am an “affiliate” of the Company or have otherwise notified you in writing that I am subject to the reporting requirements of Section 16 under the Exchange Act with respect to the Company’s securities, you agree to provide me and the Company with reports of all sales made pursuant to this agreement, within one day of the execution of any sales under this agreement. In addition, you are authorized to provide the Company with a copy of all confirmations that are sent to me regarding transactions executed pursuant to this agreement. Such reports and confirmations may be in the form of electronic mail, facsimile or other written correspondence. The reports and confirmations sent to the Company are to be sent to the attention of: Barry Posner, Executive Vice President, General Counsel; (telephone number: (914) 460-1638; email: bposner@bioscrip.com) and David Frankel, Counsel; (telephone number: (914) 460-1600; email: dfrankel@bioscrip.com) or such other person as the Company may direct in writing from time to time. Reports and confirmations that are sent in the form of electronic mail shall be deemed received at the time at they are sent, provided that they are sent to the email addresses as set forth in this agreement.
12. Your only responsibilities under this agreement are to make the sales and provide the information prescribed herein. You have no obligation with respect to whether this agreement meets the provisions of Rule 10b5-1. I hereby indemnify and hold harmless you, your officers and employees and any person who controls you within the meaning of the Exchange Act (each, an “Indemnified Person”) from and against any losses, claims, damages, expenses and liabilities to which any Indemnified Person may become liable arising out of or relating to (a) this agreement, (b) any assertion that this agreement does not satisfy Rule 10b5-1 or that any of the sales made pursuant to this agreement constitute violations of Rule 10b-5, Rule 14e-3 of the Exchange Act, or any other federal, state or foreign securities laws or regulations, including those prohibiting trading while aware of material nonpublic information, or (c) any related regulatory investigation or inquiry. This paragraph shall survive any termination of this agreement.
13. In connection with your acceptance of this agreement, I represent that:
          (a) I am not presently aware of any material nonpublic information about the Company or its securities;

Banc of America Investment Services, Inc.
November 26, 2007
          (b) I am entering into this agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or any other provision of any federal, state or foreign securities laws or regulations;
          (c) To my knowledge, the Company’s equity securities are not currently subject to a pension fund blackout period, and I am not presently aware of the actual or approximate beginning or ending dates of any pension fund blackout period regarding such securities;
          (d) With respect to all sales under this agreement, I have full responsibility for, and you shall have no obligations with respect to, compliance with (i) any reporting requirements under Sections 13 or 16 of the Exchange Act, (ii) the short-swing profit recovery provisions under Section 16 of the Exchange Act, and (iii) any federal, state or foreign securities laws or regulations concerning trading while aware of material nonpublic information;
          (e) I am aware that by granting you discretion to work the sales of the shares as “not held” orders, (i) you may trade at the same price or a better price than that prescribed for sales pursuant to this agreement and (ii) it is possible that shares might not be sold notwithstanding the satisfaction of all the conditions set forth in this agreement for their sale;
          (f) I am aware that in order for this agreement to constitute a plan pursuant to Rule 10b5-1(c), I must not alter or deviate from the terms of this agreement (whether by changing the amount, price, or timing of any purchase or sale hereunder) or enter into or alter a corresponding or hedging transaction with respect to the Company common stock to be sold under this agreement or any securities convertible into or exchangeable for such common stock; and
          (g) I have been advised by Banc of America Investment Services to consult separate counsel concerning this plan but have declined to do so. I understand the provisions of this agreement and their consequences. I am not relying on you for any legal advice.
14. Except as otherwise provided herein, any notice required or permitted by this agreement shall be in writing, shall be signed by the party to this agreement that is delivering such notice, and shall be deemed given only (a) upon receipt by registered or certified mail (return receipt requested), (b) upon receipt from a recognized overnight courier service, or (c) when sent by facsimile (with confirmation receipt), in each case addressed:

(a)	If to me, to:
Richard H. Friedman
c/o BioScrip, Inc.
100 Clearbrook Road
Elmsford, NY 10523

Banc of America Investment Services, Inc.
November 26, 2007

(b)	If to you, to:
Banc of America Investment Services, Inc.
40 West 57th Street, 31st Floor
New York, NY 10019
Attention: Michael R. Smith
Fax: (415) 835-2680

With a copy to:

U.S. Trust, Bank of America Private Wealth Management
Banc of America Investment Services, Inc.
590 Madison Avenue, 33rd Floor
New York, NY 10022
Attention: Michael C. Brown
Fax: (212) 230-8493
15. This agreement will be binding upon, and inure to the benefit of, me and my heirs, devisees, legal representatives and permitted assigns and you and your successors and permitted assigns. Neither you nor I may assign this agreement without the written consent of the other, and any attempted assignment without consent shall be void; provided, however, that notwithstanding anything herein to the contrary, you may assign this agreement to an affiliate without obtaining prior consent, written or otherwise. Upon not less than 10 days prior written request, you will assign this agreement, without representation or warranty, to another brokerage firm designated by me in the request, and I agree that after the effective time specified in the assignment the assignee brokerage firm shall be solely responsible for your obligations under this agreement that would otherwise have arisen after that time. This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
16. You and I acknowledge and agree that this agreement is a “securities contract” as such term is defined in Section 741(7) of Title 11 of the United States Code (or any successor section), entitled to all of the protections given such contracts under that Title.
17. You acknowledge and agree that sales of shares of Company common stock made pursuant to this agreement may be routed to and executed by Banc of America Securities LLC, an affiliate of BAI, which will receive compensation for any such execution services.
18. This agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to principles of conflict of laws). This agreement represents the entire agreement and understanding between us concerning the matters set forth herein and supersedes all prior statements and agreements with respect thereto. It may be amended or modified only by a writing signed by both you and me at a time when neither I nor your officers or employees who are involved with the amendment or modification are aware of any material nonpublic information about the Company or

Banc of America Investment Services, Inc.
November 26, 2007
its securities. No amendment or modification may take effect earlier than thirty (30) days after the date of such amendment or modification.
Signatures appear on following page

Banc of America Investment Services, Inc.
November 26, 2007
     Please confirm that the foregoing is in accordance with your understanding by signing the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement.
     Representation about status as an “affiliate,” as defined in Rule 144 (check one):
     ☑ I may be presumed to be an affiliate of the Company.
     ☐ I am not an affiliate of the Company.

Richard H. Friedman
Agreed as of the date first set forth above:
BANC OF AMERICA INVESTMENT SERVICES, INC.
By:
Michael R. Smith
Product Specialist, Restricted Stock Services
Acknowledged:

Michael C. Brown
Managing Director, Senior Wealth Advisor
US Trust, Bank of America Private Wealth Management

Rule 10b5-1 Trading Plan for Richard H. Friedman
SCHEDULE I
A. Shares Owned Directly

			Source/Status of Shares
	Number of Shares	Minimum Price	(Check one for each group of shares and provide
Sale Date	to be Sold	Per Share	date of acquisition of “restricted securities”)
3/8/2008	125,000	$9.00	☐ Non-restricted securities[1]
			☑ Restricted securities received on 10/24/2001
			☐ Rule 701 securities[2]
			☐ Rule 145 securities[3]
5/10/2008	125,000	$10.00	☐ Non-restricted securities[1]
			☑ Restricted securities received on 10/24/2001
			☐ Rule 701 securities[2]
			☐ Rule 145 securities[3]
8/10/2007	125,000	$11.00	☐ Non-restricted securities[1]
			☑ Restricted securities received on 10/24/2001
			☐ Rule 701 securities[2]
			☐ Rule 145 securities[3]
11/20/2007	125,000	$12.00	☐ Non-restricted securities[1]
			☑ Restricted securities received on 10/24/2001
			☐ Rule 701 securities[2]
			☐ Rule 145 securities[3]

[1]	Purchased on the open market, in a registered offering or received under a Form S-8 registration statement.

[2]	Received under an employee benefit plan prior to the Company’s IPO under Rule 701.

[3]	Received in a business combination pursuant to a Form S-4 registration statement.

Rule 10b5-1 Trading Plan for Richard H. Friedman
EXHIBIT A

Name and Address of Seller	Title of Securities Sold	Date of Sale	Amount of Securities Sold	Gross Proceeds
Richard H. Friedman	Common Stock	11/15/2007	65,000	$614,762.04
Richard H. Friedman	Common Stock	11/16/2007	14,100	$130,458.51

Date: November 26, 2007
Richard H. Friedman

EXHIBIT B
November 26, 2007
Banc of America Investment Services, Inc.
40 West 57th Street, 31st Floor
New York, NY 10019
Attention: Michael R. Smith
     Re: Richard H. Friedman Rule 10b5-1 Plan
Ladies and Gentlemen:
     In connection with your agreement to accept the Rule 10b5-1 plan (the “Plan”) of Richard H. Friedman (the “Client”) to which this letter is attached, Bioscrip Incorporated (the “Company”) hereby confirms that, with respect to sales of shares of Company common stock pursuant to the Plan, upon receipt from you of a completed seller representation letter and a completed broker representation letter in customary form, reflecting a sale of shares in compliance with the limitation on amount of securities sold, the manner of sale and notice of proposed sale requirements of Rule 144 under the Securities Act of 1933, as amended, and without any requirement that you or the Client deliver a legal opinion with respect to the sale, the Company will immediately instruct its transfer agent to process the transfer of the shares and issue a new certificate to the purchaser, without any restrictive legend concerning resale. The Company also agrees that if it does not believe that any seller representation letter or broker representation letter submitted to it reflects a sale in compliance with such Rule 144 requirements, it will immediately notify you and indicate the manner in which the requirements have not been met.
     To the extent that the Plan covers the sale of the Company’s common stock to be issued upon the exercise of stock options, the Company acknowledges that the Client has authorized Banc of America Investment Services, Inc. (“BAI”) to act as the Client’s attorney-in-fact to complete and execute option exercise forms on behalf of the Client pursuant to the Plan. The Company agrees to accept, acknowledge and effect the exercise of such options by BAI and to deliver the underlying shares of common stock to BAI, without any legend or similar restriction, upon receipt of a completed option exercise notice in the form attached as Attachment ___hereto.
     The Company confirms that to the Company’s knowledge, the adoption of the Plan by the Client and the sales to be made thereunder do not violate the Company’s insider trading policies.

Bioscrip Inc.
By:
Barry Posner
Executive Vice President General Counsel